UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 19, 2007

CF Industries Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32597	20-2697511
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Parkway North, Suite 400 Deerfield, IL	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 405-2400

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2007, CF Industries Holdings, Inc. (the “Company”) elected Richard A. Hoker, 43, to succeed Robert D. Webb (who retired earlier this year) as Vice President and Corporate Controller (and principal accounting officer) of the Company. Before joining the Company, Mr. Hoker had been employed by Sara Lee Corporation (“Sara Lee”), a manufacturer and marketer of consumer products, since 1996. At Sara Lee, Mr. Hoker was designated principal accounting officer from June 2007 to November 2007 and served as Senior Vice President and Controller from January 2007 to November 2007; Vice President and Assistant Controller, Financial Reporting, from July 2004 to January 2007; and Assistant Controller, Financial Reporting, from July 2001 to July 2004.

In connection with Mr. Hoker’s employment, he was awarded a signing bonus of $50,000 and will receive an annual base salary of $275,000 and a target annual incentive (bonus) opportunity equal to 40% of his base salary. Mr. Hoker’s annual incentive payment for 2007 will be based (i) 85% on the Company’s financial results for the year, increasing from 50% to 200% of this component of his target award as the Company’s cash flow return on average gross capital employed increases from a threshold of 5%, through a target of 13%, to a ceiling of 21% and (ii) 15% from a discretionary pool (as determined by the Company’s Chief Executive Officer). Mr. Hoker’s salary and annual incentive payment for 2007 will be pro rated to account for the fact that he joined the Company in late November.

On November 19, 2007, Mr. Hoker also received a (i) stock option award consisting of 3,800 stock options with an exercise price equal to the closing price of the Company’s common stock on the date of grant ($78.20 per share) that will vest on three equal installments on each of November 19, 2008, 2009 and 2010, and (ii) restricted stock award consisting of 1,000 restricted shares of the Company’s common stock that will vest on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting.

Mr. Hoker is also eligible to participate in the Company’s benefit plans and programs generally available to other executives of the Company. A description of certain of these benefit plans and programs is contained in the Company’s proxy statement filed with the Securities and Exchange Commission on March 29, 2007.

In addition, on November 19, 2007, the Company entered into a change in control severance agreement with Mr. Hoker. Under the terms of this agreement, Mr. Hoker is entitled to receive certain payments and benefits from the Company upon a qualifying termination, specifically if the Company terminates his employment without cause (other than by reason of his death or disability) or if he resigns because of good reason, in either case within the period of

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twenty-four months following (or in certain cases prior to) a change in control (as such terms are defined in the agreement). Under the change in control severance agreement, Mr. Hoker will be deemed to have good reason if, after a change in control, the Company takes or fails to take certain actions, including if the Company:

•                  fails to pay his specified annual salary or provide certain benefits;

•                  assigns him duties inconsistent with his current position or substantially and adversely alters his responsibilities;

•                  fails to continue any compensation plan that constitutes a material portion of his compensation; or

•                  changes his primary employment location by more than 35 miles.

Following a qualifying termination, the change in control severance agreement provides for (i) a lump sum payment to Mr. Hoker equal to one times the sum of his base salary and target annual incentive payment; (ii) welfare benefit continuation and outplacement services for a period of one year; and (iii) a pro-rata annual incentive payment for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance.

Mr. Hoker will also receive a cash payment equal to the contributions that the Company would have made on his behalf for a period of one year under the Company’s Thrift Savings Plan and the related amounts that the Company would have credited to his account balance under the Company’s Supplemental Benefit and Deferral Plan. If Mr. Hoker is not fully vested in his benefits under these plans, he will also receive a cash payment equal to his unvested benefits.

Mr. Hoker will not be obligated to seek other employment in mitigation of the payments and benefits to be provided, and no such other employment will reduce the Company’s obligation to make such payments and to provide such benefits to him under the agreements.

Mr. Hoker will be required to sign a release of claims at the time of the qualifying termination as a condition to receiving any such payments or benefits from the Company under his change in control severance agreement.

Item 8.01               Other Events.

On November 19, 2007, the Company issued a press release announcing that it has received notification that the Evaluation Committee of the Block 88 Contractor Companies has selected its bid for a natural gas contract from Peru’s Camisea gas fields. A copy of the press release announcing this development is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

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Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release dated November 19, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2007	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
		Name:	Douglas C. Barnard
		Title:	Vice President, General Counsel,
and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated November 19, 2007